UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

EXACTECH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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EXACTECH, INC.

2320 N.W. 66th Court

Gainesville, Florida 32653

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 16, 2007

To the Shareholders of

EXACTECH, INC.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of Exactech, Inc., a Florida corporation (the “Company”), will be held at the Company’s headquarters, 2320 N.W. 66th Court, Gainesville, Florida, on Wednesday, May 16, 2007, at 9:00 a.m., local time, for the following purposes:

(1) To elect two members to the Company’s Board of Directors to hold office for a term of three years, and one member to the Company’s Board of Directors to hold office for a term of one year, or until their successors are duly elected and qualified; and

(2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend; however, only shareholders of record at the close of business on March 23, 2007 are entitled to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

/s/ Betty Petty
BETTY PETTY
Secretary

Gainesville, Florida

April 9, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

2007 ANNUAL MEETING OF SHAREHOLDERS

OF

EXACTECH, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Exactech, Inc., of proxies from the holders of our common stock, for use at our 2007 Annual Meeting of Shareholders to be held at our headquarters, 2320 N.W. 66th Court, Gainesville, Florida, on Wednesday, May 16, 2007, at 9:00 a.m., local time, or at any adjournment(s) or postponement(s) you should review the accompanying Notice of Annual Meeting of Shareholders for information about the Annual Meeting.

The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is April 9, 2007. Shareholders should review the information provided in this proxy statement together with our 2006 Annual Report on Form 10-K, which accompanies this proxy statement. Our principal executive offices are located at 2320 N.W. 66th Court, Gainesville, Florida 32653, and our telephone number is (352) 377-1140.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of their proxy, either in person at the Annual Meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date; however, this revocation will not be effective until we receive written notice of the revocation at or prior to the Annual Meeting.

The cost of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is our responsibility. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, our shareholders will consider and vote upon the following matters:

(1)	The election of two members to the Company’s Board of Directors to serve for a term of three years, and one member to the Company’s Board of Directors to hold office for a term of one year, or until their successors are duly elected and qualified; and

(2)	Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

QUORUM AND VOTING REQUIREMENTS

The Board of Directors set the close of business on March 23, 2007 as the record date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 11,546,413 shares of common stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares represented may adjourn the Annual Meeting to another date, time or place. We do not need to give notice of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) “FOR” the election of the nominees for directors named below. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made. The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

A plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

Any other proposal that is properly brought before the Annual Meeting requires approval by the affirmative vote of a majority of votes cast at the Annual Meeting unless otherwise required by law. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether these proposals have received sufficient votes for approval.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Pursuant to Florida law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. However, abstentions are treated as present and entitled to vote, but are not counted as votes cast “for” or “against” any matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or a plurality of the shares present and entitled to vote has been voted. Thus, abstentions and broker non-votes have the same effect as votes cast against proposals requiring a majority or greater percentage of the outstanding shares entitled to vote but do not have any effect on proposals requiring a majority or plurality of the shares present and entitled to vote.

A list of shareholders entitled to vote at the Annual Meeting will be available at our executive offices, 2320 N.W. 66th Court, Gainesville, Florida 32653, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any shareholder.

SECURITY OWNERSHIP

We have set forth in the following table, as of the Record Date, the number of shares of our common stock which were owned beneficially by (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the named executive officers (as defined in “Executive Compensation”) and (iv) all directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Owned(2) (A)		Shares Acquirable Within 60 Days Pursuant to Options(2)(3) (B)		Shares Not Owned of Record But Owned Beneficially(2) (C)		Total Number of Shares Beneficially Owned ((Columns (A) + (B) + (C))		Percentage of Outstanding Shares Owned (2)
William and Betty Petty, M.D.	65,800	(4)	288,000	(4)	3,671,498	(4)	4,025,298	(4)	34.0%
Joel C. Phillips, CPA	47,041		102,328	(5)	—		149,369	(5)	1.3%
Gary J. Miller, Ph.D.	106,146	(6)	56,160	(6)	416,212	(6)	578,518	(6)	5.0%
David W. Petty	48,568		86,160	(7)	448	(7)	135,176	(7)	1.2%
Bruce Thompson	8,633		20,000	(8)	401	(8)	29,034	(8)	*
Albert H. Burstein, Ph.D.	—		4,500	(9)	—		4,500	(9)	*
R. Wynn Kearney, Jr., M.D.	326,284		4,500	(10)	34,866	(10)	365,650	(10)	3.2%
Paul Metts, CPA	27,516		4,500	(11)	—		32,016	(11)	*
William B. Locander, Ph.D.	1,116		9,500	(12)	—		10,616	(12)	*
James G. Binch (13)	—		—		—		—		—
All directors and executive officers as a group (10 persons)							5,330,177	(14)	44.0%
Director and Officer Partnerships
Prima Investments, Limited Partnership	3,671,498	(4)	—		—		3,671,498	(4)	31.8%
Millerworks, Limited Partnership	416,212	(6)	—		—		416,212	(6)	3.6%
Institutional Owners
FMR Corp.	1,136,850	(15)	—		—		1,136,850	(15)	9.8%
GAMCO Investors, Inc. et.al	930,975	(16)	—		—		930,975	(16)	8.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is Exactech, Inc., 2320 N.W. 66th Court, Gainesville, Florida 32653.

(2)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.

(4)

Includes 3,671,498 shares of common stock held by Prima Investments, Limited Partnership, a Nevada limited partnership (“Prima Partnership”). Prima Investments, Inc., a Nevada corporation wholly-owned by Dr. and Mrs. Petty, is the general partner of Prima Partnership. Dr. and Mrs. Petty along with their children hold all limited partnership interests in Prima Partnership. Also includes (i) 32,400 shares of common stock held by William Petty, (ii) 33,400 shares of common stock held by Betty Petty, (iii) 179,000 shares of common stock issuable upon the exercise of options granted to William Petty which are currently exercisable, and (iv) 109,000 shares of common stock issuable upon the exercise of options granted to Betty Petty which are currently exercisable.

(5)	Includes 102,328 shares of common stock issuable upon the exercise of options granted to Mr. Phillips which are currently exercisable.

(6)

Includes 416,212 shares of common stock held by Millerworks, Limited Partnership, a Nevada limited partnership (“Millerworks Partnership”). Millerworks, Inc., a Nevada corporation wholly-owned by Dr. Miller, is the general partner of Millerworks Partnership. Dr. Miller, his wife and children hold all partnership interests in Millerworks Partnership. Also includes (i) 106,146 shares of common stock held by Dr. Miller and (ii) 56,160 shares of common stock issuable upon the exercise of options granted to Dr. Miller which are currently exercisable.

(7)	Includes (i) 86,160 shares of common stock issuable upon the exercise of options granted to Mr. Petty which are currently exercisable and (ii) 448 shares of common stock held by Mr. Petty’s spouse.

(8)

Includes (i) 20,000 shares of common stock issuable upon the exercise of options granted to Mr. Thompson which are currently exercisable, (ii) 166 shares of common stock held by Mr. Thompson’s children, and (ii) 235 shares of common stock held by Mr. Thompson’s in-laws.

(9)	Includes 4,500 shares of common stock issuable upon the exercise of options granted to Dr. Burstein which are currently exercisable.

(10)

Includes (i) 4,500 shares of common stock issuable upon the exercise of options granted to Dr. Kearney which are currently exercisable and (ii) 34,866 shares of common stock held by the estate of Dr. Kearney’s spouse.

(11)	Includes 4,500 shares of common stock issuable upon the exercise of options granted to Mr. Metts which are currently exercisable.

(12)	Consists of 9,500 shares of common stock issuable upon the exercise of options granted to Dr. Locander which are currently exercisable.

(13)	Mr. Binch is a director nominee who was nominated by our Board of Directors for initial election at this Annual Meeting.

(14)	See notes (4)-(13). Includes 575,648 shares of common stock issuable upon the exercise of options which are currently exercisable.

(15)

Based on Amendment No. 4, dated February 14, 2007, to Schedule 13G. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,136,850 shares or 9.8% of the Company’s outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. In addition, each of Edward C. Johnson, 3rd and Abigail P. Johnson may be deemed beneficial owner of the shares due to their status as affiliates of Fidelity.

(16)

Based on Amendment No. 3, dated November 30, 2005, to Schedule 13D. GAMCO Investors, Inc. and its affiliates (“GAMCO”), a wholly-owned subsidiary of Gabelli Asset Management, Inc. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 930,975 shares or 8.1% of the Company’s outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. GAMCO has its principal business office at One Corporate Center, Rye, New York 10580. In addition, Mario Gabelli may be deemed beneficial owner of the shares due to his status as an affiliate of GAMCO.

ELECTION OF DIRECTORS

Under the terms of our Articles of Incorporation, as amended to date, our Board of Directors is currently comprised of five members divided into three classes of directors. Class I and Class III have two directors each and Class II has one director. Each year, one class of directors is elected to serve a three-year term. The current term of the Class I directors terminates on the date of the Annual Meeting. During March 2007, as permitted by our bylaws, our Board of Directors increased the size of our Board of Directors by adding an additional Class II director to the Board. The new position will be initially elected to the Board of Directors at the Annual Meeting for a one year term, with re-election for a three year term at the 2008 Annual Meeting.

The Board of Directors nominated R. Wynn Kearney, Jr., M.D. and Paul Metts, CPA for election as Class I directors at the Annual Meeting to serve for a term of three years. Dr. Kearney and Mr. Metts now serve as Class I directors of the Company. In accordance with our nomination procedures, our independent directors recommended, and our Board of Directors nominated James G. Binch for election to the newly created Class II director position. Mr. Binch was introduced to our company by a third party investor relations firm we use from time to time. Our Board of Directors has no reason to believe that Messrs. Kearney, Metts and Binch will refuse or be unable to accept election; however, in the event that they are unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for such other persons as may be designated by the Board of Directors. Unless instructed otherwise, the persons named on the accompanying proxy card will vote for the election of the nominees for election to the Board of Directors, to serve for their respective terms or until their successors are duly elected and qualified.

The term of each class of directors and the names of the directors/nominees in each class appear in the below table:

Class	Term	Names of Nominees/Directors
Class I	Term Expires at the 2007 Annual Meeting	R. Wynn Kearney, Jr., M.D. Paul Metts, CPA
Class II	Term Expires at the 2008 Annual Meeting	William B. Locander, Ph.D. James G. Binch (nominee)
Class III	Term Expires at the 2009 Annual Meeting	William Petty, M.D. Albert Burstein, Ph.D.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

Name	Age	Position
William Petty, M.D.	64	Chief Executive Officer, President, and Chairman of the Board
Gary J. Miller, Ph.D.	59	Executive Vice President, Research and Development
David W. Petty	40	Executive Vice President, Sales and Marketing
Joel C. Phillips	39	Chief Financial Officer and Treasurer
Bruce Thompson	49	Senior Vice President, General Manager – Biologics Division
Betty Petty	64	Vice President, Administration and Human Resources and Corporate Secretary
Albert Burstein, Ph.D.	69	Director
R. Wynn Kearney, Jr., M.D.	63	Director
Paul E. Metts, CPA	64	Director
William B. Locander, Ph.D.	63	Director
James G. Binch	59	Director Nominee

William Petty, M.D. is a founder of our Company. He has been our Chairman of the Board and Chief Executive Officer since our Company’s inception and President since January 2002. Dr. Petty was a Professor at the University of Florida College of Medicine from July 1975 to September 1998. Dr. Petty also served as Chairman of the Department of Orthopaedic Surgery at the University of Florida College of Medicine from July 1981 to January 1996. Dr. Petty has served as a member of the Hospital Board of Shands Hospital, Gainesville, Florida, as an examiner for the American Board of Orthopaedic Surgery, as a member of the Orthopaedic Residency Review Committee of the American Medical Association, on the Editorial Board of the Journal of Bone and Joint Surgery, and on the Executive Board of the American Academy of Orthopaedic Surgeons. Dr. Petty currently serves as chairman of the Corporate Advisory Council of the American Academy of Orthopaedic Surgeons. He holds the Kappa Delta Award for Outstanding Research from the American Academy of Orthopaedic Surgeons. His book, Total Joint Replacement, was published in 1991. Dr. Petty received his B.S., M.S., and M.D. degrees from the University of Arkansas. He completed his residency in Orthopaedic Surgery at the Mayo Clinic in Rochester, Minnesota. Dr. Petty is the husband of Betty Petty, and the father of David W. Petty.

Gary J. Miller, Ph.D. is a founder and has been Executive Vice President, Research and Development of our Company since February 2000. He was Vice President, Research and Development from 1986 until 2000 and was a Director from March 1989 through May 2003. Dr. Miller was Associate Professor of Orthopaedic Surgery and Director of Research and Biomechanics at the University of Florida College of Medicine from July 1986 until August 1996. Dr. Miller received his B.S. from the University of Florida, his M.S. (Biomechanics) from the Massachusetts Institute of Technology, and his Ph.D. in Mechanical Engineering (Biomechanics) from the University of Florida. He has held an Adjunct Associate Professorship in the College of Veterinary Medicine’s Small Animal Surgical Sciences Division since 1982 and was appointed as an Adjunct Associate Professor in the Department of Aerospace, Mechanics and Engineering Sciences in 1995. He was a consultant to the FDA from 1989 to 1992 and has served as a consultant to such companies as Johnson & Johnson Orthopaedics, Dow-Corning Wright and Orthogenesis.

David W. Petty has been Executive Vice President, Sales and Marketing since February 2000. He has been employed by us in successive capacities in the areas of Operations and Sales and Marketing for the past eighteen years, serving as Vice President, Operations from April 1991 until April 1993 and Vice President, Marketing from 1993 until 2000. He also served as a Director from March 1989 until March 1996 and again from January 2002 until May 2003. Mr. Petty received his B.A. from the University of Virginia in 1988 and completed The Executive Program of the Darden School of Business in 1999. He is the son of Dr. and Ms. Petty.

Joel C. Phillips, CPA has been Chief Financial Officer of our Company since July 1998 and Treasurer since March 1996. Mr. Phillips was our Company’s Manager, Accounting and Management Information Systems from April 1993 to June 1998. From January 1991 to April 1993, Mr. Phillips was employed by Arthur Andersen. Mr. Phillips received a B.S. and a Masters in Accounting from the University of Florida and is a Certified Public Accountant.

Bruce Thompson has been Senior Vice President, General Manager – Biologics Division since joining our Company in July 2004. Prior to joining our Company, Mr. Thompson spent 22 years with Smith & Nephew in their Orthopaedic Division. During that time, he held various positions within Smith & Nephew, including Vice President – International Sales, Vice President – Product Planning and Launch, Vice President, General Manager – Spine Division, Group Director of Trauma Manufacturing, Director of Materials Management, and held various product and sales management positions. Mr. Thompson earned a B.S. in Accountancy at Miami University, Oxford, Ohio, and completed the Executive MBA program at the University of Memphis in 1989.

Betty Petty is a founder and has been Vice President, Human Resources and Administration since February 2000. She has also been Secretary of our Company since inception and served as Treasurer and a Director until March 1996. Ms. Petty served in the dual capacities of Human Resources Coordinator and Director of Marketing Communications from the founding of our Company until 2001. She received her B.A. from the University of Arkansas at Little Rock and her M.A. in English from Vanderbilt University. Ms. Petty is the wife of Dr. Petty and the mother of David W. Petty.

Albert Burstein, Ph.D. has been a director since March 1996. From 1976 to 1996, Dr. Burstein was Senior Scientist, Department of Research and Associate Attending Orthopaedic Surgeon (Biomechanical Engineering) at the Hospital for Special Surgery, New York, New York and Adjunct Associate Professor of Mechanical Engineering at the Sibley School of Mechanical and Aerospace Engineering, Cornell University, Ithaca, New York. In addition, he was Professor of Applied Biomechanics (in surgery) at Cornell University Medical College, New York, New York from 1978 through 1996. From 1976 until 1992, he served as Director, Department of Biomechanics, Research Division, at the Hospital for Special Surgery. He served as Deputy Editor for Research for The Journal of Bone and Joint Surgery from 1980 to 2003. Dr. Burstein is an author of six textbooks on Orthopaedic Biomechanics. He holds the Shands Award of the Orthopaedic Research Society for outstanding career contributions to orthopaedic research, the Kappa Delta Award of the American Academy of Orthopaedic Surgeons for research, and the Lifetime Achievement Award from the International Society for Technology in Arthroplasty (ISTA). He is a Past President of the American Society of Biomechanics. Dr. Burstein holds twenty-three patents for orthopaedic devices.

R. Wynn Kearney, Jr., M.D. has been a director since September 1989. Since 1972, he has practiced with the Orthopaedic and Fracture Clinic, P.A., a medical group with locations in southern Minnesota, and is its Senior Partner. He received his B.S. and M.D. degrees through the Honors Program of Northwestern University Medical School in Chicago. He completed an orthopaedic surgery post-graduate residency at the Mayo Clinic in Rochester, Minnesota and was a member of the team that implanted the first total knee replacement in the United States in 1970. He is an Associate Professor of the University of Minnesota Medical School. Dr. Kearney has served as President of the Minnesota Orthopaedic Society, the Southern Minnesota Medical Association and the Orthopaedic Practice Society. He is a member of the Foundation Board of Minnesota State University, Mankato. Dr. Kearney is a member of the board of directors of Hickory Tech Corporation and is a minority owner of the Minnesota Timberwolves NBA basketball team.

Paul Metts, CPA has been a director since April 1998. Mr. Metts is a health care industry consultant serving hospitals of various sizes throughout Florida. He was the Chief Executive Officer of Shands HealthCare at the University of Florida from 1987 to 1997, where he retired after twenty years. Shands HealthCare System is a 2000-bed, nine-hospital system with approximately 12,000 employees. Mr. Metts currently serves as a member of the Robert Wood Johnson Foundation's National Advisory Committee for Urgent Matters and has served as a board member of many local civic and business organizations including Barnett Bank, the University of Florida Foundation and University Medical Center in Jacksonville. Mr. Metts has also chaired or served as a member on state and national industry organizations such as the Florida Institute of Certified Public Accountants Healthcare Industry Committee, the Florida Hospital Association Board, the Association of Voluntary Hospitals of Florida Board, the University Health System Consortium Board, and several committees for the Association of American Medical Colleges. Mr. Metts, a Certified Public Accountant, received his undergraduate degree in Accounting from the University of South Florida and his Masters Degree in Health Care Administration from the University of Minnesota.

William B. Locander, Ph.D. has been a Director since May 2003. Dr. Locander is presently the Director of the Davis Leadership Center and holds the Davis Chair of Leadership at Jacksonville University in Jacksonville, Florida. Dr. Locander was the Chairman of Marketing, Professor of Marketing and Quality at the University of South Florida in Tampa, Florida from 1992 to 2004. He was also the Director of the USF Leadership Center. He was previously Professor of Marketing at the University of Tennessee, Knoxville from 1983 until 1992. From 1973 through 1983 he was a faculty member at the University of Houston, serving as Associate Professor, Chairman of the Department of Marketing, and Associate Dean for Research and Administration at that institution. Dr. Locander has authored numerous articles in reference publications and has served on the editorial board of the Journal of Marketing and the Journal of Marketing Research. He was president of the National American Marketing Association in 1988 and 1989. He was an examiner for the Malcolm Baldridge National Quality Award in 1991 and 1992. Dr. Locander has spoken and consulted in the areas of marketing, total quality, organizational change, strategic planning, and customer satisfaction, with companies such as IBM, General Electric, 3M, Proctor and Gamble, and Chevron. In 2004, Dr. Locander received an award from the American Marketing Association for strategic facilitation to the Academic Division. He received his B.S., M.S. and Ph.D. degrees from the University of Illinois in Champaign-Urbana.

James G. Binch has been recommended by the independent members of our Board of Directors and nominated by the Board of Directors to fill the new directorship position created by the Board. Mr. Binch has been Managing Director, Lincolnshire Management since February 2007, where his principal duties are oversight, assistance and guidance to the operating companies within the Lincolnshire Management portfolio of investments. Prior to joining Lincolnshire, Mr. Binch was Chief Executive Officer of Memry Corporation, an AMEX-listed company, from 1992 until 2006. During his tenure, Memry acquired a division of Raychem Corporation and Putnam Plastics and was named among the fifty fastest-growing technology firms in Connecticut for eight consecutive years. In 1988 Mr. Binch founded Trinity Capital Corporation, a merchant bank in Stamford, Connecticut, where he served as President and Chief Executive Officer until 1991. From 1980 to 1987, he held senior roles with Combustion Engineering of Stamford, including three years as President and Chief Operating Officer of the engineering sector of Combustion Engineering and its principal subsidiary, Lummus-Crest, Inc., with more than 3,000 employees, offices in eight countries and annual contract volumes in excess of two billion dollars. He was vice president of planning and business development at Champion International’s building products division from 1978 to 1980. Mr. Binch began his career in 1972 as a principal with the general management international consulting firm of Cresap, McCormick and Paget in New York, serving there until 1978. Mr. Binch is a Trustee of Trinity College School, in Ontario, Canada, and is a Director of 169855 Canada Inc, and Visual Technologies Ltd. He is a graduate engineer from Princeton University, and holds an MBA from the Wharton School at the University of Pennsylvania.

Election of Executive Officers and Directors

Our officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. Our directors hold office until the expiration of their term or until their successors have been duly elected and qualified.

Committees and Meetings of the Board of Directors

During the fiscal year ended December 31, 2006, our Board of Directors held four meetings and took action by written consent one time. Each director attended 100% of the aggregate of (i) the number of the meetings of the Board held during the period that person served on the Board and (ii) the number of meetings of committees held during the period that person served on such committee.

We have two committees: the Audit Committee and the Compensation Committee. We do not have a nominating or corporate governance committee, or any other committee of the Board of Directors. All nominations and recommendations for nominations to the Board of Directors shall be addressed to the Chairman of the Audit Committee. See “Director Nomination Policy” on page 13. Both of our committees are governed by a charter. A copy of the Audit Committee Charter and the Compensation Committee Charter as well as our Corporate Governance Principles is available on our website at www.exac.com.

The Audit Committee is currently composed of R. Wynn Kearney, Jr. M.D., William B. Locander, Ph.D. and Paul Metts, CPA. Paul Metts serves as Chairman of the Committee. The Audit Committee’s functions include overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the selection and qualifications of our independent registered public accounting firm, the performance of our internal audit function and controls regarding financial reporting and disclosure, accounting, legal compliance and ethics that management and the Board of Directors have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual integrated audit of our financial statements and internal control over financial reporting and disclosure and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The Audit Committee met seven times during the year ended December 31, 2006.

The Audit Committee is comprised of three non-employee members of the Board of Directors. After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with us that might affect their independence from us, the Board of Directors has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the Nasdaq Global Market (“Nasdaq”), (3) all current committee members are financially literate, and (4) Paul Metts qualifies as an “audit committee financial expert” under the applicable rules promulgated under to the Securities Exchange Act of 1934. In making the determination as to Mr. Metts’ status as an audit committee financial expert, the Board determined he has accounting and related financial management expertise within the meaning of the aforementioned rules as well as the listing standards of the Nasdaq.

Please refer to the Audit Committee Report on page 24, for a further description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2006.

The Compensation Committee is currently comprised of Paul Metts, CPA, R. Wynn Kearney, Jr., M.D., and William B. Locander, Ph.D. Dr. Locander serves as Chairman of the Committee. The Compensation Committee’s functions consist of administering our 2003 Executive Incentive Compensation Plan, recommending and approving grants of stock-based compensation awards under the 2003 Executive Incentive Compensation Plan, and recommending, reviewing and approving our salary and fringe benefits policies, including compensation of our executive officers. The Compensation Committee met five times during the year ended December 31, 2006.

Please refer to the Compensation Committee Report, on page 24, and the Compensation Discussion and Analysis on page 14 for further description of the Compensation Committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to our executive officers for 2006.

Director Compensation

We reimburse all directors for their expenses in connection with their activities as our directors.

Director Compensation Table

The following director compensation table lists the cash and other compensation paid or accrued for our outside directors, for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Albert Burstein, Ph.D.	28,696	—	310	180,000	209,006
R. Wynn Kearney, Jr., M.D	37,767	7,957	—	—	45,724
William B. Locander, Ph.D.	41,152	7,957	—	—	49,109
Paul Metts, CPA	48,942	7,957	—	—	56,899

(1)

Represents the grant date fair value of the first issuance of the restricted stock awards approved in December 2006. The grant date fair value is calculated using the closing market price per share of common stock on the date of grant.

(2)

Represents the compensation cost recognized based upon the grant date fair value of the stock option to purchase 5,000 shares of common stock granted in December 2006, in lieu of the restricted stock awards issued to the other three outside directors. The grant date fair value of the stock option is calculated using the Black-Scholes option-pricing model using assumptions on the date of grant.

(3)

Dr. Burstein received consulting fees pursuant to a consulting arrangement we maintain with Dr. Burstein. See “Certain Transactions” later in this proxy statement for additional information regarding this consulting arrangement.

Non-employee directors are eligible to receive stock-based incentive awards under the 2003 Executive Incentive Compensation Plan. Through June 30, 2006, we compensated non-employee Directors (i) $22,000 each as an annual retainer, (ii) $1,100 plus travel expenses for each of four board meetings held, (iii) $825 for each committee meeting (iv) $10,000 as an annual retainer to the Chairman of the Audit Committee, and (v) $1,700 as an annual retainer to the Chairman of the Compensation Committee.

On July 13, 2006, our Board of Directors approved a revision to the compensation for our outside directors to take effect beginning July 1, 2006. For 2007, we will compensate non-employee Directors (a) annual compensation of $22,000 for each director; (b) an annual fee for the Chairman of the Audit Committee of $10,000; (c) an annual fee for the Chairman of the Compensation Committee of $6,000; (d) attendance fees of $1,500 per board meeting, plus reimbursement of travel expenses; (e) attendance fees of $1,000 per meeting attended by members of the Audit Committee; and (f) attendance fees of $750 per meeting attended by members of the Compensation Committee.

Under the 2003 Executive Incentive Compensation Plan, we may grant restricted stock awards to eligible employees, directors, and independent agents and consultants. At the time of the award, the Compensation Committee determines any restrictions on transferability, risk of forfeiture and other restrictions. During December 2006, the Compensation Committee approved equity compensation grants to be made to the four outside members of the Board of Directors for their service on the Board of Directors. The award for each director was either a grant of stock options for the purchase of 5,000 shares of common stock, or a restricted stock award of 1,675 shares of common stock, the choice being at the discretion of each individual director. Pursuant to the approved grant, three of our outside directors chose to receive the restricted stock awards, with the fourth outside director choosing to receive a stock option for the purchase of 5,000 shares. The stock option had a grant date of December 20, 2006, and is subject to a vesting schedule at a rate of 20% annually over a five year period beginning on the first anniversary of the date of grant. The exercise price of $14.26 was the market price of a share of our common stock on the date of grant.

The restricted stock awards are divided and issuable in three equal awards with grant dates of December 20, 2006, January 15, 2007, and April 15, 2007. These restricted stock awards are considered fully vested at each of the grant dates, and the fair value at the date of grant is recognized as an operating expense in the consolidated statements of income. The restricted stock awards are restricted from trading for five years from the earliest award date. There was no service period and thus, no risk or provision for forfeiture.

On December 20, 2006, we issued the first grant of 1,674 shares of our common stock to the members of our board of directors that selected the restricted stock awards, and recognized the grant date fair value for the grants of $23,871. The weighted average grant date fair value per share for the grant in the year ended December 31, 2006 was $14.26. The second installment of an aggregate of 1,674 shares of common stock was issued in January 2007, with a grant date fair value of $24,106, and the final installment of 1,677 will be issued in April 2007. We did not grant any restricted stock awards prior to this grant in December 2006.

Corporate Governance

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance to insure our continued compliance with changing standards and regulations. A summary of our corporate governance measures follows:

Independent Directors

•

A majority of the members of our Board of Directors are independent from management. When making determinations regarding independence, the Board of Directors references the listing standards adopted by Nasdaq as well as the independence standards set forth in the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission under that Act. In particular, our Audit Committee periodically evaluates and reports to the Board on the independence of each member of the Board. The committee analyzes whether a director is independent by evaluating, among other factors, the following:

1.	Whether the member of the Board of Directors has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us;

2.	Whether the member of the Board of Directors is our current employee or was one of our employees within three years preceding the date of determination;

3.	Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of such auditor, or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the Board of Directors receives any compensation from us, other than fees or compensation for service as a member of the Board of Directors and any committee of the Board of Directors and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with Board of Directors or committee membership matters;

6.	Whether an immediate family member of the member of the Board of Directors is one of our current executive officers or was an executive officer within three years preceding the date of determination;

7.	Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a present internal or external auditor of ours or any of our affiliates, or (ii) any of our former internal or external auditors or any affiliate of ours which performed services for us within three years preceding the date of determination; and

8.	Whether an immediate family member of the member of the Board of Directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the compensation committee of another company that concurrently employs the immediate family member of the member of the Board of Directors as an executive officer.

The above list is not exhaustive and the Audit Committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.

As a result of this review, the Board of Directors affirmatively determined that R. Wynn Kearney, Jr., M.D., Paul E. Metts, CPA and William B. Locander, Ph.D. are independent of our Company and our management under the standards set forth above. Board of Directors has also determined that our nominee, James G. Binch, is independent of our Company and our management under the standards set forth above.

William Petty, M.D. is considered an inside director because of his employment as one of our senior executives. Albert Burstein, Ph.D. is considered a non-independent outside director because of certain consulting arrangements Dr. Burstein maintains with us as well as certain transactions between us and an affiliate of Dr. Burstein. Additional information regarding these consulting arrangements and transactions between Dr. Burstein and us can be found under “Certain Transactions” below.

•	Our non-management directors hold formal meetings, separate from management, in conjunction with each Board of Directors meeting at least four times per year.

•

We have no formal policy regarding attendance by our directors at annual shareholders meetings, although we encourage such attendance and most of our directors have historically attended those meetings. Each of our five directors attended the 2006 Annual Meeting of Shareholders.

Audit Committee

•

All Audit Committee members possess the required level of financial literacy and at least one member of the Committee meets the current standard of requisite financial management expertise as required by Nasdaq and applicable SEC rules and regulations.

•	The Audit Committee operates under a formal charter that governs its duties and conduct.

•	All members of the Audit Committee are independent from our executive officers and management.

•	Our independent registered public accounting firm, reports directly to the Audit Committee.

•

The Audit Committee meets with management and representatives of the registered public accounting firm prior to the filing of officers' certifications with the SEC to receive information concerning, among other things, effectiveness of the design or operation of our internal controls over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002.

•	The Audit Committee has adopted a Policy for Reporting Improper Activity to enable confidential and anonymous reporting of improper activities to the Audit Committee.

Compensation Committee

•	The Compensation Committee operates under a formal charter that governs its duties and conduct.

•	Members of the Compensation Committee are independent from our executive officers and management.

Code of Business Conduct and Ethics

•

Our management has adopted a Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees and directors are bound by this Code of Business Conduct and Ethics. Violations of our Code of Business Conduct and Ethics may be reported to the Audit Committee.

•

The Code of Business Conduct and Ethics includes provisions applicable to all of our employees, including senior financial officers and members of our Board of Directors. This Code of Business Conduct and Ethics is available in the “Investors” section of our website (http://www.exac.com/Investors/default.asp). We intend to post amendments to or waivers from our Code of Business Conduct and Ethics.

Personal Loans to Executive Officers and Directors

•	We prohibit extensions of credit in the form of a personal loan to or for our Directors and executive officers.

Director Nomination Policy

•

We believe that, as a result of the role of the independent directors in the nominations process, it is not necessary at this time for us to have a separate nominating committee. In connection with this, our Board of Directors has adopted certain nomination procedures. Pursuant to these procedures:

•

All nominations and recommendations for nominations to the Board of Directors shall be addressed to the Chairman of the Audit Committee of the Board of Directors who shall submit such nominations to all members of the Board of Directors who satisfy the criteria for independence promulgated by Nasdaq for review and discussion;

•

Such reviewing members of the Board of Directors shall refer such nominee or recommended individual to the full Board of Directors for nomination for election by our shareholders if such members determine election of such nominee or recommended individual is in our best interest based upon such Board member’s knowledge of our operations, financial position, prospects and strategic goals as well as historical criteria for membership on the Board of Directors; and

•

All issues concerning the timing of receipt of nominations or recommendations for election of members to our Board of Directors shall be governed by applicable provisions of our Articles of Incorporation and Bylaws as well as applicable rules and regulations promulgated by the United States Securities and Exchange Commission such as those described on page 28 of this proxy statement.

•

Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chairman of the Board of Directors, our non-management directors or the Audit Committee. These communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone. All of these concerns will be forwarded to the appropriate directors for their review, and the directors will address such concerns with management. Our Code of Business Conduct and Ethics prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulation to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been timely filed.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

The following discussion and analysis is intended to provide an understanding of the actual compensation earned by each of our named executive officers, and describes our compensation objectives and policies as applied to these named executive officers, which include:

Executive Officer	Title
William Petty	Chairman of the Board, President and Chief Executive Officer
Joel C. Phillips	Chief Financial Officer and Treasurer
Gary Miller	Executive Vice President, Research and Development
David Petty	Executive Vice President, Sales and Marketing
Bruce Thompson	Senior Vice President, General Manager – Biologics Division

Compensation Philosophy

•

Our compensation philosophy is to attract, motivate and retain key leadership that will work to achieve our desired business direction, strategy and performance. The primary goals of our compensation program for our named executive officers are the following: (1) to attract, motivate and retain executives with the competencies and talent required for us to meet our objectives; (2) to be compatible with our mission and culture; (3) to be competitive, fair and equitable; (4) to be cost effective; and (5) to comply with local, state, and federal laws and regulations.

•

In addition, the variable compensation component of our program is designed to link incentive goals with the interests of our shareholders and reward superior individual performance that is tied to our Company’s performance, but at the same time is cost-effective.

To achieve the above goals, the Compensation Committee of our Board of Directors has approved a compensation program that is reviewed annually. It includes all of the following elements:

•	Base salary;

•	Annual cash incentive bonus and profit sharing;

•	Share-based compensation; and

•	Retirement, health and other benefits.

Factors Considered in Determining Compensation

The Compensation Committee reviews executive compensation levels on an annual basis to ensure that they remain competitive within the medical device industry. Data for this review is provided to the Compensation Committee from the Chief Executive Officer and the Vice President of Administration and Human Resources. This data details relevant market rates for executive salaries based on independent salary surveys that have been selected for benchmarks and verified by the surveying body through payroll records. The sources for this data include: Organization Resource Counselors Executive Compensation Survey, Top Five Medic Benchmark Compensation Survey, Economic Research Institute Executive Compensation Assessor, and the Florida Comp Data Survey. Criteria used to select the surveys used for benchmarking remain consistent from year-to-year and the surveys have remained constant for three years; however, the companies participating in the surveys may vary depending upon changes in subscribing companies. We believe that the survey criteria are effective in yielding a comprehensive survey group of companies comparable to Exactech. Written performance evaluations for the named executive officers are prepared by the Chief Executive Officer. With respect to the Chief Executive Officer, the Compensation Committee conducts an oral examination of him concerning his performance, utilizing the compiled information, including the performance evaluation, the Compensation Committee reviews the various components of executive compensation to determine the base salary and annual and long-term awards and incentive targets for the named executive officers as a group and individually.

During 2003, our shareholders approved the 2003 Executive Incentive Compensation Plan to provide for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The amount and form of compensation under the 2003 Executive Incentive Compensation Plan for each of the named executive officers is based on the above-referenced performance reviews against individual, team and company targets that are determined early each year and compared at the end of the fiscal year to the achieved financial performance and individual objectives. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to stock option grant awards for the other named executive officers. Any such awards are granted only upon the written approval of the Compensation Committee. The Chief Executive Officer neither recommends nor participates in any decisions regarding his own compensation, including any incentives.

Decisions regarding executive compensation also take into account Section 162(m) of the Internal Revenue Code. Section 162(m) generally provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to either its chief executive officer or any of its four other most highly compensated executive officers in excess of $1 million in any year if that compensation is not performance related. The 2003 Executive Incentive Compensation Plan was designed and implemented in such a manner so that most awards granted thereunder will be tax deductible because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Additionally, outstanding stock option grants under the 2003 Executive Incentive Compensation Plan are performance-based for purposes of Section 162(m). We believe all compensation paid to the named executive officers for 2006, including profit sharing, is deductible under the Internal Revenue Code.

Behaviors Designed to Reward

We believe that our purpose, values and culture are the foundation of our existence, We find it essential to maintain a compensation structure that rewards executives and other employees for the practice and preservation of these elements. We provide performance-based compensation measured by the achievement of goals set forth annually in each executive officer’s individual accountability plan. The accountability plans are reviewed and updated quarterly with the Chief Executive Officer. These accountability plan goals are based on the corporate strategy formulated annually by our Leadership Team and communicated to our Board of Directors. The compensation program also rewards the achievement of certain company revenue and profitability targets.

Elements of Executive Compensation

Base Salary – We establish and maintain competitive salary levels within relevant markets using available resources, which include the surveys discussed above. To maintain our objective of attracting, motivating and retaining executives with the competencies and talent required for us to meet our objectives, our target rate for salaries reflects the relevant market rate based on these independent salary surveys that have been selected for benchmarks. Though it has been our goal to compensate base pay at the midpoint of ranges developed from the industry-specific data, elements of the plan are contingent upon our Company performing to established business objectives, and therefore we have not compensated at our target rate in certain years, including 2006, as necessary to meet those business objectives. Each Executive Officer’s base salary relative to the benchmark varies based on scope of responsibility and time in the position. In addition, we strive for internal equity consistent with job content, requirements and performance.

Incentive Bonus and Profit Sharing – We provide incentive compensation pursuant to our 2003 Executive Incentive Compensation Plan based on company, team, and individual performance. Approval of all annual incentive compensation is determined by the Compensation Committee, upon recommendation of the Chief Executive Officer for all named executive officers except for himself. All named executive officers participate in the 2003 Executive Incentive Compensation Plan. The incentive payments are paid in cash and are based on annual preset performance measures for the individual and their respective teams that determine the level of award within the categories of participation. The target levels are determined at the beginning of the fiscal year and are not adjusted during the year. The target levels are based on desired sales growth with an initial threshold dependent on a target before tax operating profit. The incentive compensation plan aligns itself with the objectives of the business goals and rewards performance that participates in the achievement of those goals.

We have a profit sharing plan that distributes a portion of earnings after certain predetermined quarterly financial targets are achieved. Our predetermined targets are based on our quarterly diluted earnings per share goal. All employees, including the named executive officers, are eligible for participation in the profit sharing plan. During 2006, we achieved all targets and thus all employees, including the named executive officers, received profit sharing for each of the four quarters of 2006. We did not receive profit sharing for any of the quarters in 2005, due to the fact that we did not achieve our pre-determined financial targets for any of the quarters in 2005.

Share Based Compensation – A portion of the 2003 Executive Incentive Compensation Plan includes a provision for stock awards, which has previously been provided through the issuance of stock options. Stock options are an important element of our long-term incentives program. The primary purpose of stock options is to provide named executive officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our shareholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions. The Compensation Committee believes that the value of stock options will reflect our financial performance over the long-term. Because our employee stock option program provides for a vesting period before options may be exercised and an exercise price at fair market value as of the date of grant, employees benefit from stock options only when the market value of the common shares increases over time. With respect to these stock options, we recognize compensation expense based on the Statement of Financial Accounting Standard 123R, “Share-Based Payments” (“SFAS 123R”). The standard requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. We use the Black-Scholes option-pricing model to determine the grant date fair value. The Compensation Committee approves each stock option grant to named executive officers. Individual Executive Officer stock option awards are based on company performance, level of responsibility and individual contribution. Stock option awards are considered by the Compensation Committee on an annual basis. Awards can be granted in the form of incentive stock options or non-qualified stock options. We ensure that stock option awards approved by the Compensation Committee will be granted subsequent to any planned release of material non-public information. We do not engage in the backdating, cancellation or re-pricing of stock options and have not engaged in such practices in the past.

We also have a stock purchase plan that provides the opportunity for employees to purchase stock at a discount and achieve growth of their investment if our stock price appreciates. The stock purchase plan is available to all employees, with the exception of certain limited exclusions by law. Messrs. William Petty, David Petty and Gary Miller are not eligible to participate due to the number of shares they hold through beneficial ownership interests.

Retirement, health and other benefits – We provide retirement, health and other benefits as an additional incentive to retain employees. Exactech maintains a defined contribution 401(k) pension plan that allows employees to make plan contributions on a pre-tax basis, and currently matches employee contributions at the rate of $1.00 for each dollar of employee contributions up to 3% of the employee’s compensation. We are not required to match employee contributions in the future. Although named executive officers are eligible to participate in the 401(k) plan, they are prevented from participating at the same level as non-executives, due to the rules under the Internal Revenue Code, which dictate certain limits on contributions.

We currently make available to our named executive officers and all employees a comprehensive health, dental, life and disability insurance program. We participate in the employee’s health care coverage, as well as a portion of the employee’s dependent health care coverage. The health care insurance offers a variety of coverage options, at the employee’s discretion. Presently, we provide long-term disability insurance coverage to all employees and makes available short-term disability coverage at the employee’s expense and discretion. The current offering for dental insurance coverage is at the employee’s expense and discretion. We currently provide a basic term life insurance policy to all employees and make additional coverage available at the employee’s expense and discretion. While we currently provide a broad array of insurance coverage options and a degree of participation in the cost, there can be no guarantees that we can continue to obtain and participate in these types of benefit and insurance plans.

We do not provide any additional perquisites to the named executive officers, or any of our other employees.

Employment Agreements

We do not typically enter into employment agreements with our named executive officers. However, we do have employment agreements with our Chief Executive Officer, William Petty, our Executive Vice President of Research and Development, Gary Miller, and our Executive Vice President of Sales and Marketing, David Petty.

On January 1, 2003, we extended the existing employment agreement with Dr. Petty through December 31, 2007. Dr. Petty’s employment agreement provides for an initial annual base salary of $294,000. The agreement with Dr. Petty provides that we may elect to extend his employment agreement for an additional term and that, if we elect to do so, our Company and Dr. Petty will mutually agree upon compensation terms. In the event we elect not to extend the term of Dr. Petty’s employment agreement, we must continue to pay to Dr. Petty the base salary and bonus provided for in the employment agreement at the then current rate for a minimum of six (6) months from the date notice of our decision not to extend is sent to Dr. Petty, even if the payments extend beyond the expiration of the term. In all events, whenever Dr. Petty’s term as Chairman and Chief Executive Officer has expired, whether due to our decision not to extend such term or for other reasons, we agree to continue employing Dr. Petty until December 31, 2013 in another capacity as designated by Dr. Petty’s successor to the office of Chief Executive Officer. While performing in this other capacity, Dr. Petty’s total annual base and incentive compensation may not be less than 70% of the average compensation paid to him for the last two years he served as our Chief Executive Officer. These terms of the continued employment through 2013 were considered vital due to Dr. Petty’s expertise and history with our Company. Dr. Petty’s employment agreement provides for the continuation of the royalty payments required under his consulting agreement with us, which consulting agreement expired. The provision for royalty payments was included in Dr. Petty’s employment agreement and consists of 0.5% of all domestic sales and 0.25% of all international sales of the Optetrak® knee product on a quarterly basis, not to exceed $150,000 annually.

On January 1, 2003, we extended the existing employment agreement with Dr. Miller and entered into an employment agreement with Mr. David Petty effective through the end of December 2006. The agreements with each of Mr. Petty and Dr. Miller extend automatically by one year on each anniversary date (each December 31st) of the agreement unless the Board specifically provides notice to the executive that the agreement is not being extended on the anniversary date. As of December 31, 2006, the employment agreements with Mr. Petty and Dr. Miller were automatically extended through the end of December 2007. Dr. Miller’s employment agreement provides for the continuation of the royalty payments required under his consulting agreement with us, which consulting agreement expired. The provision for royalty payments was included in Dr. Miller’s employment agreement and consists of 0.5% of all domestic sales and 0.25% of all international sales of the Optetrak® knee product on a quarterly basis, not to exceed $150,000 annually.

If any of these executives is terminated for cause, as defined in his employment agreement, the executive is not entitled to receive severance pay. If the executive is terminated without cause, he is entitled to receive his then current salary for the remaining term of the employment agreement. We believe that providing this type of severance for a termination without cause shows good faith and provides compensation for a reasonable transition period. All of the employment agreements contain a provision that the executive will not compete or engage in a business competitive with our current business for the term of the agreement and for one year thereafter if the executive is terminated for cause or the executive terminates his or her employment. In addition, pursuant to the employment agreements, each executive agreed not to disclose confidential information of our Company during the term of his employment or thereafter and agreed that all work, research and results thereof, including inventions, processes or formulas conceived or developed by the executive during the term of employment which are related to the business, research and development work, or our field of operation is the property of our Company.

Change in Control Arrangements

In February 2007, the Board of Directors adopted a change of control plan that is effective for the Company as a whole. The Board of Directors adopted the Change of Control Plan in recognition that as a publicly held company, there exists a potential for a change in control of ownership of the Company, and that the threat or occurrence of a change in control can result in the loss or significant disruption of the performance of key employees as a result of the uncertainty surrounding such threat or occurrence. As such, the Board of Directors has determined that it is in our best interest and in the best interest of our shareholders to retain the commitment of its key employees and ensure their continued commitment to the Company in the event of a threat or occurrence of a change in control. The Change of Control Plan provides for severance pay to all of our employees, including the named executive officers, upon termination of employment as a result of a change in control, and within one year after the occurrence of a change in control. Certain circumstances of termination are excluded from severance pay under the Change of Control Plan, including termination for cause and the Executive Officer voluntarily initiating the termination. Terms of the plan provide for the payment of salary, benefits and any bonus earned for a period of up to one year from the date of termination from our Company or from the successor company, the time period of severance dependant upon the employee’s responsibility level at our Company. Severance pay under this plan is reduced by the amount of severance pay provided for in any individual employment agreements.

Summary Compensation Table

The following compensation table sets forth, for the fiscal year ended December 31, 2006 the cash and certain other compensation paid or accrued by us to our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers whose total 2006 salary and bonus exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(f)	(g)		(i)	(j)
William Petty, M.D. Chairman of the Board, President and Chief Executive Officer	2006	364,816	7,296	516	214,207	(2)	6,491	593,326
Joel C. Phillips, CPA Chief Financial Officer and Treasurer	2006	235,435	4,709	20,993	31,077		6,600	298,814
Gary J. Miller, Ph.D. Executive Vice President, Research and Development	2006	219,517	4,390	516	178,977	(2)	6,585	409,985
David W. Petty Executive Vice President, Sales and Marketing	2006	251,318	5,028	516	33,174		6,600	296,636
Bruce Thompson Senior Vice President, General Manager – Biologics Division	2006	293,805	5,893	516	38,892		6,512	345,618

(1)	Includes profit-sharing plan payments, which are determined and distributed based on a portion of earnings after certain predetermined quarterly financial targets are achieved.

(2)	Amounts include royalties of $150,000, paid pursuant to employment agreements between us and each of Drs. Petty and Miller. See “Certain Transactions.”

(3)

Amounts in this column reflect the expense recognized for the indicated fiscal year, in accordance with SFAS 123R, with respect to stock option awards issued for the purchase of our common stock, which may include awards granted during the indicated year or earlier. The estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants during 2006, please see the Grants of Plan-Based Awards table below. There were no forfeitures of awards by any of the named executive officers during the fiscal year. The assumptions on which this valuation is based are set forth in Note 9 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. Prior to 2006, we followed the guidance of APB 25 to recognize employee stock options, and thus did not recognize share based compensation expense for options vested prior to our adoption of SFAS 123R on January 1, 2006.

(4)	Amounts are comprised of cash incentive earned under the 2003 Plan and royalty payments where noted above in footnote 2.

(5)	Represents matching contributions made by us under our 401(k) plan. The aggregate amount of perquisites and other personal benefits provided to each Executive Officer is less than $10,000 for each officer.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table sets forth by individual grant, the equity and non-equity awards granted to the named executive officers for the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	Exercise or Base Price of Option Awards(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target(2) (#)
(a)	(b)	(c)	(d)	(e)	(g)	(k)	(l)
William Petty, M.D	12/18/06	—	—	—	5,000	14.27	46,584
	12/31/06	29,026	145,132	181,415	—	—	—
Joel C. Phillips, CPA	12/18/06	—	—	—	5,000	14.27	46,584
	12/31/06	14,126	70,631	88,288	—	—	—
Gary J. Miller, Ph.D	12/18/06	—	—	—	5,000	14.27	46,584
	12/31/06	13,171	65,856	82,320	—	—	—
David W. Petty	12/18/06	—	—	—	5,000	14.27	46,584
	12/31/06	15,079	75,396	94,245	—	—	—
Bruce Thompson	12/18/06	—	—	—	5,000	14.27	46,584
	12/31/06	17,078	85,392	106,740	—	—	—

(1)

This represents the ranges of cash incentive earned for 2006 that is available to the named executive officers under the 2003 Executive Incentive Compensation Plan. The ranges are based on annual preset performance measures for the individual and their respective teams that determine the level of award within the categories of participation. Actual cash incentive paid for 2006, during 2007, is included in column (g) of the Summary Compensation Table on the previous page.

(2)

On December 18, 2006, the Board of Directors granted to the named executive officers stock options to purchase our common stock under the 2003 Executive Incentive Compensation Plan. The exercise price of $14.27 is the closing market price of our common stock as listed on Nasdaq. The stock options are subject to a vesting schedule at a rate of 20% annually over a five year period beginning on the first anniversary of the date of grant. The grant date fair value of the stock option is calculated using the Black-Scholes option-pricing model using assumptions on the date of grant.

Executive Incentive Plan

Stock Options

In February 2003, our Board of Directors adopted the 2003 Executive Incentive Compensation Plan, which was approved by our shareholders in May 2003. This comprehensive plan superseded and replaced all of our pre-existing stock option plans. Under the 2003 Executive Incentive Compensation Plan, our Compensation Committee has the authority to grant stock-based incentive awards to key employees, directors, consultants and independent sales agents, including stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, the “Awards”). The effective date of the 2003 Executive Incentive Compensation Plan was February 19, 2003. As

of March 23, 2007, options to purchase an aggregate of 997,130 shares of our common stock were outstanding under the plan.

Shares Available for Awards; Annual Per-Person Limitations. Under the 2003 Executive Incentive Compensation Plan, the total number of shares of common stock that may be subject to the granting of Awards under the 2003 Executive Incentive Compensation Plan at any time during the term of the 2003 Executive Incentive Compensation Plan is equal to 1,000,000 shares, plus (i) the number of shares with respect to which Awards previously granted under the preexisting plans terminate without being exercised, (ii) the number of shares that remain available for future issuance under the Pre-existing Plans, and (iii) the number of shares that are surrendered in payment of any Awards or any tax withholding requirements. The 2003 Executive Incentive Compensation Plan limits the number of shares which may be issued pursuant to incentive stock options to 1,000,000 shares.

In addition, the 2003 Executive Incentive Compensation Plan imposes individual limitations on the amount of some Awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year the number of options, stock appreciation rights, restricted shares of common stock, deferred shares of common stock, shares as a bonus or in lieu of other Company obligations, and other stock-based Awards granted to any one participant may not exceed 250,000 for all types of these Awards, subject to adjustment in specified circumstances. The maximum amount that may be paid out as an annual incentive Award or other cash Award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance Award or other cash Award in respect of a performance period by any one participant is $5,000,000.

Our Compensation Committee is authorized to adjust the above-described limitations and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility. The persons eligible to receive Awards under the 2003 Executive Incentive Compensation Plan are our officers, directors, employees and independent contractors and employees of our subsidiaries. An employee on leave of absence may be considered as still in our employ or a subsidiary for purposes of eligibility for participation in the 2003 Executive Incentive Compensation Plan. As of March 23, 2007, approximately two hundred eighty-three persons were eligible to participate in the 2003 Executive Incentive Compensation Plan.

401(k) Plan

Effective January 1, 1996, we implemented a 401(k) plan. We currently intend to match employee contributions at the rate of $1.00 for each dollar of employee contributions up to 3% of the employee’s compensation each year, subject to the availability of funds. We are not required to match employee contributions in the future. The plan is administered by and offers the funds of a national mutual fund company.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for the named executive officers as of December 31, 2006, concerning outstanding awards representing potential amounts that may be received in the future, including the amount of securities underlying exercisable and unexercisable options. No stock appreciation rights are outstanding.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date
Name	Exercisable		Unexercisable
(a)	(b)		(c)		(e)	(f)
William Petty, M.D	14,000	(1)	—		6.41	02/04/2010
	140,000	(1)	—		9.41	12/08/2010
	14,000	(1)	—		8.63	04/19/2011
	25,000	(1)	—		14.46	05/02/2013
	45,000	(1)	—		18.60	05/17/2014
	30,000	(1)	—		14.12	05/09/2015
	20,000		—		13.40	05/31/2015
	—		10,000	(1)(2)	14.27	12/18/2016
Joel C. Phillips, CPA	10,000		—		3.88	11/09/2008
	10,328		—		5.31	04/22/2009
	7,000		—		6.41	02/04/2010
	7,000		—		8.63	04/19/2011
	48,000		12,000	(3)	7.58	07/17/2012
	10,000		—		18.60	05/17/2014
	10,000		—		14.12	05/09/2015
	—		5,000	(2)	14.27	12/18/2016
Gary J. Miller, Ph.D	17,160		—		5.31	04/22/2009
	7,000		—		6.41	02/04/2010
	7,000		—		8.63	04/19/2011
	7,500		—		14.46	05/02/2013
	7,500		—		18.60	05/17/2014
	10,000		—		14.12	05/09/2015
	—		5,000	(2)	14.27	12/18/2016
David W. Petty	17,160		—		5.31	04/22/2009
	7,000		—		6.41	02/04/2010
	7,000		—		8.63	04/19/2011
	10,000		—		14.46	05/02/2013
	20,000		—		18.60	05/17/2014
	25,000		—		14.12	05/09/2015
	—		5,000	(2)	14.27	12/18/2016
Bruce Thompson	10,000		—		21.09	07/01/2014
	10,000		—		14.12	05/09/2015
	—		5,000	(2)	14.27	12/18/2016

(1)	Includes stock options that were granted to, and are held by Betty Petty, an executive officer of our Company, and is the spouse of William Petty.

Number of Securities Underlying Unexercised Options(#)		Option Exercise Price ($)	Option Expiration Date
Exercisable	Unexercisable
7,000	—	6.41	02/04/2010
40,000	—	9.41	12/08/2010
7,000	—	8.63	04/19/2011
10,000	—	14.46	05/02/2013
15,000	—	18.60	05/17/2014
30,000	—	14.12	05/09/2015
—	5,000	14.27	12/18/2016

(2)	Stock options granted on December 18, 2006, and vest 20% annually, beginning on the first anniversary date of the date of grant.

(3)	Stock options granted on July 17, 2002, and the remaining unexercisable vests fully on July 17, 2007.

Option Exercises and Stock Vested

The following table sets forth certain information concerning the exercise of stock options by the named executive officers during the fiscal year ended December 31, 2006. No stock appreciation rights were granted or are outstanding.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
(a)	(b)	(c)
William Petty, M.D	—	—
Joel C. Phillips, CPA	15,000	132,150
Gary J. Miller, Ph.D	—	—
David W. Petty	—	—
Bruce Thompson	—	—

Retirement Plan and Post-Employment

Other than the 401(k) plan we do not maintain any other pension plan or non-qualified deferred compensation plan for our Executive Officers.

There have been no terminations of named executive officers during the year ended December 31, 2006.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2006 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Equity Compensation Plan Information (2)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (in thousands)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,025	$12.30	601
Equity compensation plans not approved by security holders(1)	—	—	—

Total	1,025	$12.30	601

(1)	The 2003 Executive Incentive Compensation Plan approved by our shareholders at the annual meeting on May 2, 2003, superseded and consolidated all of our existing incentive stock plans.

(2)	For further details regarding our equity compensation plans see “Stock Options” on page 20 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member or nominee for election as a member of the Board or any committees of the Board has an interlocking relationship with the board (or member of such board) or any committee (or member of such committee) of a board of any other company.

The following Report of the Compensation Committee and the Report of the Audit Committee do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports or the performance graph by reference in that filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for establishing, reviewing and approving our compensation philosophy and policies, reviewing and making recommendations to the Board regarding forms of compensation provided to our directors and officers, reviewing and determining bonuses and equity awards for our officers and other employees, and administering our equity incentive plans.

In this context, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors.

Members of The Compensation Committee

R. Wynn Kearney, Jr.

Paul E. Metts

William B. Locander

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Board of Directors, in its business judgment, has determined that each current member of the Committee is “independent”, as required by applicable listing standards of the Nasdaq Global Market and the Sarbanes-Oxley Act of 2002 and applicable SEC rules. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as assessing the effectiveness of the Company’s internal controls over financial reporting and management’s assessment of those same controls, and expressing an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on their integrated audit. The Audit Committee acts in accordance with a written charter adopted by the Board of Directors. The Committee reviews this charter annually. A copy of the charter is available on the company’s website at www.exac.com.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal control over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Statement on Auditing Standards No. 90, Audit Committee Communications. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the auditors the auditors’ independence from the Company and its management, and reviewed and approved the compatibility of non-audit services provided by Deloitte & Touche LLP and approved the fees paid to them for the 2006 fiscal year.

The Audit Committee meets with the representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s systems of internal control, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed the Company’s internal control over financial reporting with the Company’s independent auditors and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

On an informal basis the chairman communicates with the members outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members is mostly during meetings.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not employees of the Company and may not be, and may not represent themselves to be, or to serve as, accountants or auditors by profession. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

Members of The Audit Committee

Paul E. Metts

R. Wynn Kearney, Jr.

William B. Locander

CERTAIN TRANSACTIONS

Purchase Arrangement with Brighton Partners

We have entered into a purchase agreement with Brighton Partners, Inc. (“Brighton Partners”) to purchase raw materials and equipment used in the ongoing production of its products. Purchases of raw materials and equipment associated with these agreements totaled $1,074,000, $1,308,000, and $895,000 in 2006, 2005 and 2004, respectively. Brighton Partners is deemed to be 30% beneficially owned by Albert H. Burstein, Ph.D., a director of our Company. Additionally, William Petty, our Chairman of the Board, President and Chief Executive Officer, and Betty Petty, our Corporate Secretary, jointly own 5.5% of Brighton Partners. Gary J. Miller, our Executive Vice President, beneficially owns 3.3% of Brighton Partners. Other of our executive officers own less than 3% of Brighton Partners, Inc.

Consulting Agreement with Albert Burstein, Ph.D.

We have also entered into a verbal consulting agreement with Albert Burstein, Ph.D, a director of our Company. The agreement provides for the rendering of Dr. Burstein’s services with respect to many facets of the orthopaedic industry, including product design rationale, manufacturing and development techniques and product sales and marketing. During the year ended December 31, 2006, we paid Dr. Burstein $180,000 as compensation under the consulting agreement.

Consulting Agreements with William Petty, M.D. and Gary Miller, Ph.D.

We have entered into consulting agreements with certain of our executive officers, directors and principal shareholders in connection with product design which entitles them to royalty payments aggregating 1% of our net sales of such products in the United States and less than 1% of our net sales of such products outside the United States. During the year ended December 31, 2006, we paid royalties to each of Drs. Petty and Miller for an aggregate of $300,000, pursuant to these consulting agreements, with limitations contained in their respective employment agreements.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees and costs billed to us by Deloitte & Touche LLP, our principal accountant, for the fiscal years ended December 31, 2006 and 2005, were as follows for the referenced services:

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the integrated audit of our annual financial statements and internal controls over financial reporting for the fiscal year ended December 31, 2006 and for the reviews of the financial statements in our quarterly reports on Form 10-Q for that fiscal year were $291,700, as compared to $266,912 for the fiscal year ended December 31, 2005.

Audit Related Fees

There were no fees billed by Deloitte & Touche LLP for audit related professional services for the fiscal years ended December 31, 2006 and 2005.

Tax Fees

Deloitte & Touche LLP did not provide professional tax services for either of the fiscal years ended December 31, 2006 and 2005.

All Other Fees

For each of the fiscal years ended December 31, 2006 and 2005, the Company paid Deloitte & Touche LLP $300 tuition for continuing education workshops.

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's charter provides the Audit Committee has authority to pre-approve all audit and allowable non-audit services to be provided to us by our outside auditors.

In its performance of these responsibilities, prior approval of some non-audit services is not required if:

(i)	these services involve no more than 5% of the revenues paid by us to the auditors during the fiscal year;

(ii)	these services were not recognized by us to be non-audit services at the time of the audit engagement, and

(iii)	these services are promptly brought to the attention of the Audit Committee and are approved by the Audit Committee prior to completion of the audit for that fiscal year.

The Audit Committee is permitted to delegate the responsibility to pre-approve audit and non-audit services to one or more members of the Audit Committee so long as any decision made by that member or members is presented to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraphs with the maintenance of the principal accountant’s independence from us and has determined that the provision of these services is not incompatible with the maintenance of the requisite independence.

The Audit Committee annually reviews the performance of the independent auditors and the fees charged for their services.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at our 2008 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, must be received by us at our executive offices by December 11, 2007 for inclusion in our proxy statement and form of proxy relating to such meeting. Any Shareholder wishing to propose a nominee for membership on our Board of Directors should submit a recommendation in writing in accordance with the foregoing, for consideration by the Audit Committee, indicating the nominee’s qualifications and other biographical information and providing confirmation of the nominee’s consent to serve as a director.

A shareholder of ours may wish to have a proposal presented at the 2008 Annual Meeting of Stockholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. Rule 14a-4 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year's annual meeting of stockholders or the date specified by an overriding advance notice provision in the company's bylaws or charter. Our Articles of Incorporation contain such an advance notice provision. This provision provides that nominations to our Board of Directors or other proposals presented at the 2008 Annual Meeting by shareholders must be made in writing to the Secretary of the Company and must be delivered to or mailed and received at our principal executive offices (at the address appearing on the first page of this proxy statement) not less than 90 days nor more than 120 days prior to the anniversary of the date of our last annual meeting of shareholders. Accordingly, for our 2008 Annual Meeting of Stockholders, stockholders must submit such written notice to the Corporate Secretary on or before February 16, 2008 and on or after January 17, 2008.

By Order of The Board of Directors

BETTY PETTY
Secretary

Gainesville, Florida

April 9, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

EXACTECH, INC.

May 16, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20300000000000000000 5	051607

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class I and Class II directors of the Company.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated April 9, 2007, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

NOMINEES:
☐	FOR THE NOMINEE	O Wynn Kearney, Jr., M.D - Class I O Paul Metts, CPA - Class I O James G. Binch - Class II

☐	WITHHOLD AUTHORITY
FOR THE NOMINEE

☐	FOR ALL EXCEPT
(See instructions below

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EXACTECH, INC.

2320 N.W. 66th Court

Gainesville, Florida 32653

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

COMMON STOCK

The undersigned hereby appoints R. William Petty, M.D. as proxy for the undersigned with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock, $.01 par value per share, of Exactech, Inc., a Florida corporation (the “Company”), that the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders of the Company, to be held on Wednesday, May 16, 2007, at 9:00 a.m., local time, at the Company’s headquarters, 2320 N.W. 66th Court, Gainesville, Florida, and at any adjournment(s) or postponement(s) thereof.

(Continued and to be signed on the reverse side)